Exhibit 21.1
INDEPENDENT BANK GROUP, INC.

LIST OF SUBSIDIARIES

	Name	State of Incorporation
Parent:	Independent Bank Group, Inc.	Texas
Banking Subsidiary:	Independent Bank	Texas
Nonbanking Subsidiaries:	Carlile Capital, LLC	Texas
	IBG Real Estate Holdings II, Inc.	Texas
	IBG Aircraft Company III	Texas
	Preston Grand, Inc.	Texas
	McKinney Avenue Holdings, Inc.	Texas
	Private Capital Management, LLC	Colorado
	IB Trust I	Delaware
	IB Trust II	Delaware
	IB Trust III	Delaware
	IB Centex Trust I	Delaware
	Community Group Statutory Trust I	Delaware
	Northstar Statutory Trust II	Delaware
	Northstar Statutory Trust III	Delaware
	Cenbank Statutory Trust III	Delaware
	Guaranty Capital Trust III	Delaware